Exhibit 4.1

Execution Version

SECOND AMENDMENT TO RIGHTS AGREEMENT

THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of March 20, 2022, by and between Huttig Building Products, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement, dated as of May 18, 2016 (as amended, the “Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, on March 20, 2022, the Company, Woodgrain Inc., an Oregon corporation (“Woodgrain”), and HBP Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Woodgrain (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will commence a tender offer (the “Offer”) to purchase all of the outstanding shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), and, as soon as practicable following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Woodgrain;

WHEREAS, concurrently with the execution of the Merger Agreement, Woodgrain and Merger Sub entered into tender and support agreements dated March 20, 2022 (collectively, the “Tender and Support Agreements”) with certain stockholders of the Company (collectively, the “Tendering Stockholders”) pursuant to which the Tendering Stockholders have agreed, subject to the terms thereof, to tender their shares of Common Stock in the Offer and not to tender their shares in connection with, and to vote their shares of Common Stock against, any competing acquisition proposals relating to the Company;

WHEREAS, Section 28 of the Agreement provides, among other things, that prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of certificates representing Common Shares;

WHEREAS, no Person has become an Acquiring Person on or prior to the date of this Amendment;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined, in connection with its consideration of the Merger Agreement and the transactions completed thereby, that it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended by adding the following subsections at the end thereof:

(x) “Merger Agreement” means the Agreement and Plan of Merger dated as of March 19, 2022 among the Company, Woodgrain, Inc., an Oregon corporation (“Woodgrain”), and HBP Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Woodgrain (“Merger Sub”), as amended from time to time.

(y) “Tender and Support Agreements” means the separate Tender and Support Agreements dated as of March 19, 2022 among Woodgrain, Merger Sub and certain stockholders of the Company.

2. Amendment to Section 7. Section 7 of the Rights Agreement is hereby amended by adding a new subsection 7(f) which shall read as follows:

“Notwithstanding anything in this Agreement to the contrary, immediately prior to the Acceptance Time (as defined in the Merger Agreement), this Agreement shall automatically terminate (without any further action of the parties hereto), all Rights established hereunder shall automatically expire and such time shall be deemed the Expiration Date for all purposes of this Agreement.”

3. Addition of New Section 38. The Rights Agreement is hereby amended by adding a new Section 38 which shall read as follows:

“Section 38. Exception for Merger Agreement and Tender and Support Agreements.

Notwithstanding anything in this Agreement to the contrary, (a) none of Woodgrain, Merger Sub, any of their respective Affiliates or Associates or any of their respective permitted assignees or transferees will be deemed an Acquiring Person, (b) none of a Distribution Date, a Shares Acquisition Date, a Section 11(a)(ii) Event or a Flip-over Event will be deemed to occur or to have occurred and (c) the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each such case, by reason or as a result of any of the following events, whether or not such events have already occurred: (i) the approval, adoption, execution, delivery or performance or, if approved in advance by the Board of Directors of the Company, amendment, modification or waiver of the Merger Agreement, (ii) the approval, execution, delivery or performance or, if approved in advance by the Board of Directors of the Company, amendment, modification or waiver of the Tender and Support Agreements, (iii) the consummation of the Offer or the Merger (each as defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement or the Tender and Support Agreements or (iv) the announcement of any of the foregoing.”

4. Amendment to Exhibit C. Exhibit C to the Rights Agreement is hereby deemed amended and restated in a manner consistent with this Amendment.

5. Effectiveness. This Amendment is effective as of the date first set forth above.

6. Counterparts. This Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. Certification. The undersigned representative of the Company hereby certifies in such capacity to the Rights Agent that he is the duly elected and qualified Vice President and Chief Financial Officer of the Company and that this Amendment is in compliance with the terms of Section 28 of the Agreement.

8. Reaffirmation. Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HUTTIG BUILDING PRODUCTS, INC.

By:	/s/ Philip W. Keipp
Name: Philip W. Keipp
Title: Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A

By:	/s/ Patrick Hayes
Name: Patrick Hayes
Title: Manager, Client Management

[Rights Plan Second Amendment]